Exhibit 1.3

DUPLICATE

[Logo of British Columbia]	Number: BC0172034

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that NORTHERN HEMISPHERE DEVELOPMENT CORP. changed its name to HEMISPHERE ENERGY CORPORATION on April 24, 2009 at 01:17 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 24, 2009

/s/ Ron Townshend
[Official seal]

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada